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                                                                     EXHIBIT 5.1

                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                 TELEPHONE 650-493-9300 FACSIMILE 650-493-6811

                                 July 19, 2000

PMC-Sierra, Inc.
900 East Hamilton Avenue
Suite 250
Campbell, CA  95008

       Re:   Registration Statement on Form S-4

       In connection with your preparation and filing of the Registration Statement on Form S-4 under the Securities Act of 1933, in connection with the merger of Penn Acquisition Corp. with Quantum Effect Devices, Inc., pursuant to an Agreement and Plan of Reorganization dated July 11, 2000, you have examined originals or copies of corporate records, certificates of public officials and your officers and other instruments relating to the authorization and issuance of the shares as we have deemed relevant and necessary for the following opinion.

       We are of the opinion that the issuance of the shares described in the Registration Statement has been duly authorized by you, and when issued pursuant to the Agreement and Plan of Reorganization, such shares will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                      Sincerely,


                                      /s/ WILSON SONSINI GOODRICH & ROSATI

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation